Filed pursuant to Rule 424(b)(3)
Registration No. 333-233207
PROSPECTUS

Berry Petroleum Corporation
Berry Petroleum Company, LLC

$500,000,000

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities

At the time of filing we have no current plans to do so, however, from time to time in one or more offerings, we may offer and sell (i) common stock, (ii) preferred stock, (iii) debt securities issued by Berry Petroleum Corporation ("Berry Corp.") or Berry Petroleum Company, LLC (“Berry LLC”) and (iv) guarantees of debt securities, issued by Berry Corp. or Berry LLC. We refer to the common stock, the preferred stock, the debt securities and the guarantees of debt securities collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500,000,000.
We may offer and sell these securities on a delayed or continuous basis to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we may offer these securities. The specific terms of any securities we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement may describe the specific manner in which we will offer these securities and also may add, update or change information contained in this prospectus.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the documents incorporated by reference, and any amendments or supplements carefully before you make your investment decision.
Our common stock is listed on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “BRY.” We will provide information in the related prospectus supplement for the trading market, if any, for any other securities that may be offered.

Investing in our securities involves risks. Please see “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2019

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this. We have not authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement or any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell these securities only in jurisdictions where offers and sales are permitted. The information in this prospectus or any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of the securities. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and the documents incorporated by reference in their entirety before investing in our securities.
On May 11, 2016 our predecessor company filed bankruptcy. Our bankruptcy case was jointly administered with that of Linn Energy, LLC and its affiliates under the caption In re Linn Energy, LLC, et al., Case No. 16–60040 (the “Chapter 11 Proceeding”). On January 27, 2017, the bankruptcy court approved and confirmed our plan of reorganization in the Chapter 11 Proceeding (the “Plan”). On February 28, 2017 (the “Effective Date”), the Plan became effective and was implemented. A final decree closing the Chapter 11 Proceeding was entered September 28, 2018, with the Court retaining jurisdiction as described in the confirmation order and without prejudice to the request of any party–in–interest to reopen the case including with respect to certain, immaterial remaining matters.
When we use the terms “we,” “us,” “our,” the “Company,” or similar words in this prospectus, unless the context otherwise requires, on or prior to the Effective Date, we are referring to Berry LLC, our predecessor company, and following the Effective Date, we are referring to Berry Corp. and its subsidiary, Berry LLC, together, the successor company, as applicable.

i

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the securities that may be offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.
We are required to file annual and quarterly reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
We maintain an Internet site at www.berrypetroleum.com. We do not incorporate our Internet site, or the information contained on that site or connected to that site, into this prospectus or this registration statement.
We make available free of charge on our website, all materials that we have filed electronically with the SEC, including our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Our filings will also be available to the public from commercial document retrieval services.

ii

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.
If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.
We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

•
our Current Reports on Form 8-K filed on February 28, 2019 and May 15, 2019 (in each case, excluding any information furnished and not filed pursuant to Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on July 24, 2018, including any amendments or reports filed for the purpose of updating the description.
You may request a copy of any document incorporated by reference in this Prospectus, at no cost, by writing or calling us at the following address:
Berry Petroleum Corporation
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(661) 616-3900
Attention: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other that the date on the front of each document.

iii

ABOUT BERRY PETROLEUM CORPORATION
Our Company
We are a western United States independent upstream energy company with a focus on low risk, long-lived, oil reserves in conventional reservoirs. Most of our assets are in the San Joaquin basin of California. Our long-lived, high-margin asset base is uniquely positioned to support our objectives of generating top-tier corporate-level returns and positive levered free cash flow through commodity price cycles. We target onshore, low-cost, low-risk, oil-rich reservoirs in the San Joaquin basin of California and, to a lesser extent, our Rockies assets including low-cost, oil-rich reservoirs in the Uinta basin of Utah and low geologic risk natural gas resource plays in the Piceance basin in Colorado. Successful execution of our strategy across our low-declining production base and extensive inventory of identified drilling locations will result in long-term, capital efficient, consistent and predictable production growth, as well as the ability to continue returning capital to our stockholders.
Our Corporate Structure
Berry Corp. is a holding company that was incorporated as a Delaware corporation in February 2017 for the purpose of facilitating an initial public offering (“IPO”) of common equity and to become the sole managing member of Berry LLC. On July 30, 2018, Berry Corp. completed its IPO.
As the sole managing member of Berry LLC, Berry Corp. operates and controls all of the business and affairs of Berry LLC and, through Berry LLC, conducts our business. Berry Corp. consolidates the financial results of Berry LLC. Berry Corp.’s principal asset is a controlling equity interest in Berry LLC.
Corporate Information
Berry Corp. was incorporated in Delaware in February 2017. We have executive offices located at 5201 Truxtun Ave., Bakersfield, California 93309 and at 16000 N. Dallas Pkwy, Ste. 500, Dallas, Texas 75248, where we have our principal executive offices. Our telephone number is (661) 616-3900 and our web address is www.berrypetroleum.com. Information contained in or accessible through our website is not, and should not be deemed to be, part of this prospectus.

RISK FACTORS
An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, production, growth plans, reserves quantities or value, operating or capital costs, financial condition, results of operations and our ability to meet our capital expenditure plans and other obligations and financial commitments.
The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also have material adverse effects similar to those noted above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information included or incorporated by reference in this prospectus or in any accompanying prospectus supplement includes forward-looking statements involving risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements specifically include our expectations as to our future financial position, liquidity, cash flows, results of operations and business strategy, potential acquisition opportunities, other plans and objectives for operations, maintenance capital requirements, expected production and costs, reserves, hedging activities, capital expenditures, return of capital, improvement of recovery factors and other guidance. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes. For any such forward-looking statement that includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, sometimes materially. Material risks that may affect us are discussed above in “Risk Factors” in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference, including our most recent Annual Report on Form 10-K.
Factors (but not necessarily all the factors) that could cause results to differ include among others:

•	volatility of oil, natural gas and NGL prices;

•	price and availability of natural gas;

•	our ability to use derivative instruments to manage commodity price risk;

•	our ability to obtain permits and otherwise to meet our proposed drilling schedule and to successfully drill wells that produce oil and natural gas in commercially viable quantities;

•	impact of environmental, health and safety, and other governmental regulations, and of current, pending, or future legislation;

•	uncertainties associated with estimating proved reserves and related future cash flows;

•	our ability to replace our reserves through exploration and development activities;

•	our ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells;

•	changes in tax laws;

•	effects of competition;

•	our ability to make acquisitions and successfully integrate any acquired businesses;

•	market fluctuations in electricity prices and the cost of steam;

•	asset impairments from commodity price declines;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	geographical concentration of our operations;

•	ineffectiveness of internal controls;

•	concerns about climate change and other air quality issues;

•	catastrophic events;

•	litigation;

•	our ability to retain key members of our senior management and key technical employees; and

•	information technology failures or cyber attacks.
Except as required by law, we undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

USE OF PROCEEDS
Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes, which may include, among other things, the repayment or refinancing of all or a portion of our debt, funding acquisitions of assets or businesses and organic growth.
The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

PRO FORMA FINANCIAL DATA
The following unaudited pro forma consolidated financial information of Berry Corp. gives effect to the 2026 Notes (as defined below) issuance as well as the Series A Preferred Stock Conversion (as defined below) and the IPO completed in July 2018. The unaudited pro forma consolidated statements of operations are presented for the year ended December 31, 2018. This unaudited pro forma consolidated financial information should be read in conjunction with Berry Corp.’s consolidated financial statements as of and for year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and incorporated by reference into this prospectus.
The unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 give effect to (1) the 2026 Notes issuance and (2) the Series A Preferred Stock Conversion and the IPO as if each had been completed as of January 1, 2018.
The unaudited pro forma consolidated financial statements are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have been had the events and transactions occurred on the dates assumed, nor are such financial statements necessarily indicative of the results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the 2026 Notes issuance, the Series A Preferred Stock Conversion, the IPO and the application of net proceeds from the IPO and the 2026 Notes issuance, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s consolidated results.
Issuance of 2026 Notes
In February 2018, we completed a private issuance of $400 million in aggregate principal amount of 7.0% senior unsecured notes due 2026 (the “2026 Notes”), which resulted in net proceeds of approximately $391 million after deducting expenses and the initial purchasers’ discount. We used a portion of the net proceeds from the issuance of the 2026 Notes to repay the $379 million outstanding balance on our revolving credit facility and used the remainder for general corporate purposes.
Series A Preferred Stock Conversion and Common Stock Offering
In connection with the IPO, we amended the Series A Preferred Stock certificate of designation to provide for the automatic conversion of all outstanding shares of Series A Preferred Stock. Pursuant to the amendment, each outstanding share of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) was automatically converted into (i) 1.05 shares of common stock and (ii) the right to receive $1.75, minus the amount of any cash dividend paid by the Company on such share of Series A Preferred Stock for any period commencing on or after April 1, 2018 (the “Series A Preferred Stock Conversion”).
Of the approximately $110 million of net proceeds we received in the IPO, we used approximately $105 million to repay borrowings under our $1.5 billion reserves-based lending facility, entered July 31, 2017 (as amended, the “RBL Facility”). This included $60 million we borrowed on the RBL Facility to make the payment due to the holders of our Series A Preferred Stock in connection with the conversion of preferred stock to common stock. We used the remainder for general corporate purposes.
In connection with the IPO, on July 17, 2018, we entered into stock purchase agreements with certain funds affiliated with Oaktree Capital Management and Benefit Street Partners, pursuant to which we purchased an aggregate of 410,229 and 1,391,967 shares of our common stock, respectively, or 1,802,196 in total. In addition to 8,695,653 shares of common stock issued and sold for our benefit in the IPO, we simultaneously received $24 million for selling 1,802,196 shares to the public and paid $24 million to purchase 1,802,196 shares under the stock purchase agreements. We purchased the shares immediately following the closing of the IPO and retired and returned them to the status of authorized but unissued shares. The selling stockholders also directly sold an additional 2,545,630 shares at a price to the public of $14.00 per share for which we did not receive any proceeds.

BERRY PETROLEUM CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2018
($ in thousands, except per share amounts)

	Berry Corp. (Successor) Year Ended December 31, 2018		Issuance of 2026 Notes Adjustments		Series A Preferred Stock Conversion and Common Stock Offering Adjustments		Berry Corp. (Successor) Pro Forma
Revenues and other:
Oil, natural gas and NGL sales	$552,874		$—		$—		$552,874
Electricity sales	35,208						35,208
Gains (losses) on oil derivatives	(4,621)						(4,621)
Marketing revenues	2,322						2,322
Other revenues	774						774
Total revenues and other	586,557		—		—		586,557
Expenses and other:
Lease operating expenses	188,776						188,776
Electricity generation expenses	20,619						20,619
Transportation expenses	9,860						9,860
Marketing expenses	2,140						2,140
General and administrative expenses	54,026						54,026
Depreciation, depletion and amortization	86,271						86,271
Taxes, other than income taxes	33,117						33,117
(Gain) losses on natural gas derivatives	(6,357)						(6,357)
(Gain) losses on sale of assets and other, net	(2,747)						(2,747)
Total expenses and other	385,705		—		—		385,705
Other income and (expenses):
Interest expense, net of amounts capitalized	(35,648)		(1,764)	(a)	1,626	(c)	(35,786)
Other, net	243						243
Total other income (expenses)	(35,405)		(1,764)		1,626		(35,543)
Reorganization items, net	24,690						24,690
Income (loss) income before income taxes	190,137		(1,764)		1,626		189,999
Income tax expense (benefit)	43,035		(405)	(b)	373	(b)	43,003
Net income (loss)	147,102		(1,359)		1,253		146,996
Series A preferred stock dividends and conversion to common stock	(97,942)				5,650	(f)	(92,292)
Net income (loss) attributable to common stockholders	$49,160		$(1,359)		$6,903		$54,704
Net income (loss) per share of common stock:
Basic	$0.85						$0.64
Diluted	$0.85						$0.64
Weighted average common shares outstanding:
Basic	57,743	(g)			27,123	(d) (e)	84,866
Diluted	57,932	(g)			27,123	(d) (e)	85,055

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1.    Basis of Presentation
The accompanying unaudited pro forma consolidated statements of operations and explanatory notes present the financial information of Berry Corp. assuming the events and transactions had occurred on January 1, 2018.
The following are descriptions of the columns included in the accompanying unaudited pro forma consolidated statements of operations:
Issuance of 2026 Notes Adjustments represent adjustments to give effect to the Company’s issuance and net proceeds of the 2026 Notes to the consolidated statements of operations as of the date assumed.
Series A Preferred Stock Conversion and Common Stock Offering Adjustments represent adjustments to give effect to the conversion of preferred stock into common stock, including the payment of cash dividends and the common stock offering to the consolidated financial statements as of the date assumed.
2.    Unaudited Pro Forma Consolidated Statement of Operations Adjustments

Issuance of 2026 Notes Adjustments
(a)    The issuance of the 2026 Notes was assumed to have occurred on January 1, 2018 for pro forma purposes and to have resulted in net proceeds of $391 million. As a result, borrowings under the RBL Facility would not have been necessary during the period from January 1, 2018 leading up to the issuance date in February 2018.
The Company calculated the pro forma adjustment to increase interest expense as a result of the higher interest rate on the 2026 Notes and reversing the interest expense and other fees associated with the RBL Facility for the corresponding period as follows:

($ in thousands)
Reversal of interest expense on RBL Facility, unused availability fee and letters of credit fee	$(1,667)
Reversal of 2026 Notes interest expense	(25,044)
Reversal of 2026 Notes amortization of debt issuance cost	(1,029)
Pro Forma - unused availability fee and letters of credit fee	348
Pro Forma - 2026 Notes interest expense	28,000
Pro Forma - amortized portion of deferred financing costs on 2026 Notes	1,156
Pro Forma adjustment to increase interest expense	$1,764
(b)    The effective tax rate applied to the increased interest expense was 23% for the year ended December 31, 2018.
Series A Preferred Stock Conversion and Common Stock Offering Adjustments
(c)    The Series A Preferred Stock Conversion and Common Stock Offering were assumed to have occurred on January 1, 2018 for pro forma purposes and to have resulted in net proceeds of $110 million. As a result, borrowings under the RBL Facility that occurred after the issuance of the 2026 Notes in February 2018 would not have been necessary.
The Company calculated the pro forma adjustment to decrease interest expense as a result of reversing the interest expense and other fees associated with the RBL Facility for the remainder of the year ended December 31, 2018 as follows:

($ in thousands)
Reversal of interest expense on RBL Facility, unused availability fee and letters of credit fee	$(3,429)
Pro Forma - unused availability fee and letters of credit fee	1,803
Pro Forma adjustment to increase interest expense	$(1,626)
(d)    Adjustment includes the impact on basic and diluted weighted average common shares outstanding assuming the issuance of approximately 8.7 million additional shares of common stock in the IPO, net of the simultaneous purchase and sale of approximately 1.8 million shares of our common stock for the benefit of funds affiliated with Benefit Street Partners and Oaktree Capital Management, had occurred on January 1, 2018. The impact on the weighted average shares for the year ended December 31, 2018 was approximately 4.9 million additional common shares, as the IPO actually occurred in July 2018.
(e)    Adjustment includes the impact on basic and diluted weighted average common shares outstanding assuming the Series A Preferred Stock Conversion occurred on January 1, 2018. This assumes the April 2018 Series A Preferred Stock PIK dividend occurred and approximately 37.7 million shares of Series A Preferred Stock were converted, at the conversion rate of 1 share of Series A Preferred Stock to 1.05 shares of common stock, into approximately 39.6 million shares of common stock on January 1, 2018. The impact on the weighted average shares for the year ended December 31, 2018 was approximately 22.2 million additional common shares as the Series A Preferred Stock Conversion actually occurred July 2018. Additionally, previously antidilutive stock awards would be dilutive on a proforma basis for the year ended December 31, 2018 resulting in approximately 0.2 million additional common shares included in the diluted weighted average common shares outstanding adjustment for this same period.
(f)    Adjustment assumes the July 2018 Series A Preferred Stock Conversion occurred on January 1, 2018 and would have had the net impact of excluding the preferred cash dividends paid in the first quarter of 2018.
(g)    Share count includes 2,770,000 shares that we issued in early 2019 to the general unsecured creditors resulting from the bankruptcy process to settle their claims for which we had originally reserved 7,080,000 shares.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
The debt securities covered by this prospectus (the “debt securities”) will be general unsecured obligations of Berry Corp. or Berry LLC. Berry Corp. or Berry LLC will issue debt securities under an indenture to be entered into with a trustee we will name in the prospectus supplement relating to such securities, which we refer to in this prospectus as the indenture. The debt securities may have the benefit of guarantees (each, a “guarantee”) by Berry Corp. or Berry LLC (each, a “guarantor”), which will be specified in the prospectus supplement for the series of such debt securities.
We have summarized selected provisions of the indenture, the debt securities and the guarantees below. This summary is not complete. We have filed the form of indenture with the SEC as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.
In this summary, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” refer to the issuer of the debt securities, Berry Corp. or Berry LLC, as applicable.
General
The indenture does not limit the amount of debt securities that may be issued under the indenture, and does not limit the amount of other unsecured debt or securities that may be issued. The issuer may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.
The debt securities will either constitute the issuer’s senior unsecured indebtedness and will rank equally in right of payment with all of the issuer’s other unsecured and unsubordinated debt and senior in right of payment to all of the issuer’s subordinated indebtedness, or constitute the issuer’s subordinated unsecured indebtedness and will rank junior to all of the issuer’s senior indebtedness and may rank equally with or senior to other subordinated indebtedness the issuer may issue from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, the issuer’s secured indebtedness with respect to the assets securing that indebtedness.
If specified in a prospectus supplement, the debt securities will be the general unsecured obligation of the guarantor, who executes guarantees.
The indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event the issuer participates in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders of the debt securities the right to require it to repurchase their securities in the event of a decline in the issuer’s credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.
Terms
The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the guarantor of the debt securities, if any;

•	whether the debt securities will be senior or subordinated debt securities;

•	the price at which the issuer will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the issuer will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances the issuer will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate the issuer to redeem, purchase or repay the debt securities;

•	the denominations in which the issuer will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.
The issuer may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If the issuer sells these debt securities, the issuer will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.
If the issuer sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, the issuer will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.
Guarantees
If specified in the prospectus supplement, the issuer’s payment obligations under any series of the debt securities may be guaranteed by Berry Corp. or Berry LLC as specified in the prospectus supplement for the series of such debt securities. If a series of debt securities is so guaranteed, the guarantor will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the guarantor.
The obligations of a guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that entity and any collections from or payments made by or on behalf of any other guarantor in respect of its obligations under its guarantee.
Each indenture may restrict consolidations or mergers with or into a guarantor or provide for the release of a guarantor from a guarantee, as set forth in a related prospectus supplement, the applicable indenture and any applicable related supplemental indenture.
If a series of debt securities is guaranteed by a guarantor and is designated as subordinate to the issuer’s senior debt, then the guarantee by the guarantor will be subordinated to such guarantor’s senior debt and will be subordinated to any guarantees by such guarantor of the issuer’s senior debt.
B    erry Corp., as Berry LLC’s parent company, has no independent assets or operations. Any guarantees of potential future registered debt securities by Berry Corp. or Berry LLC would be full and unconditional. Berry Corp. and Berry LLC currently do not have any other subsidiaries. In addition, there are no significant restrictions upon the ability of Berry LLC to distribute funds to Berry Corp. by distribution or loan other than under the RBL Facility.  None of the assets of Berry Corp. or Berry LLC represent restricted net assets.
Events of Default
Unless the issuer informs you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:
•the issuer’s failure to pay interest on any debt security of that series for 30 days when due;
•the issuer’s failure to pay principal of or any premium on any debt security of that series when due;
•the issuer’s failure to deposit any sinking fund payment for 30 days when due;

•
the issuer’s failure to comply with any agreement in that series of debt securities or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

•specified events involving bankruptcy, insolvency or reorganization of the issuer; and
•any other event of default provided for that series of debt securities.
A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 60 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.
If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the issuer’s company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.
A holder of a debt security of any series issued under the indenture may pursue any remedy under the indenture only if:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to such series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.
This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.
In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.
If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.
The indentures require the issuer to furnish to the trustee annually a statement as to the issuer’s performance of certain of the issuer’s obligations under the indentures and as to any default in performance.
Defeasance and Discharge
Defeasance. When we use the term defeasance, we mean discharge from some or all of the issuer’s obligations under the indenture. If the issuer deposits with the trustee under the indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at the issuer’s option, either of the following will occur:

•	the issuer will be discharged from the issuer’s obligations with respect to the debt securities of that series (“legal defeasance”); or

•
the issuer will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “-Consolidation, Merger and Sales of Assets” and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, the issuer’s obligation to pay principal, premium and interest on the debt securities will also survive.
Unless the issuer informs you otherwise in the prospectus supplement, the issuer will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If the issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.
Satisfaction and Discharge. In addition, the indenture will cease to be of further effect with respect to the debt securities of a series issued under the indenture, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to the issuer of excess money or government securities, when either:

•	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•
the issuer has deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and the issuer has paid all other sums payable by the issuer with respect to the debt securities of that series.

Book-Entry Debt Securities
The issuer may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The issuer may issue global debt securities in either temporary or permanent form. The issuer will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Governing Law
New York law will govern the indenture, the debt securities and the guarantees.
The Trustee
The issuer will name the trustee under the indenture in the prospectus supplement. The trustee will be qualified to act under the Trust Indenture Act of 1939, as amended.

DESCRIPTION OF CAPITAL STOCK
Berry Corp.’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 250,000,000 shares of preferred stock, par value $0.001 per share. As of July 31, 2019 there were 80,973,285 shares of common stock and no shares of preferred stock outstanding.
The following summary of the capital stock, the Amended and Restated Certificate of Incorporation of Berry Corp (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of Berry Corp. (the “Bylaws”) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Certificate of Incorporation and Bylaws.
Common Stock
Dividends
Holders of the common stock are entitled to dividends in the amounts and at the times declared by Berry Corp.’s board of directors in its discretion out of any assets or funds of Berry Corp. legally available for the payment of dividends.
Voting
Each holder of shares of the common stock is entitled to one vote for each share of the common stock on all matters presented to the stockholders of Berry Corp. (including the election of directors). The holders of shares of common stock have no cumulative voting rights. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by law or by the rules of any stock exchange upon which Berry Corp.’s securities are listed or as otherwise provided in the Bylaws or Certificate of Incorporation, all other matters are determined by a majority of the votes cast affirmatively or negatively, on such matter. In addition, the Board has adopted a policy whereby in an uncontested election of directors, any nominee who receives a greater number of “withhold” votes with respect to his or her election than votes “for” his or her election must offer their resignation. Action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting or vote if a written consent setting forth the action is signed by at least the minimum number of votes necessary to authorize or take such action at a meeting.
Liquidation
The holders of the common stock will share equally and ratably in Berry Corp.’s assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.
Other Rights
The holders of the common stock do not have preemptive rights to purchase shares of Berry Corp.’s stock. The common stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of preferred stock that Berry Corp. may issue in the future.
Under the terms of the Certificate of Incorporation, Berry Corp. is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the U.S. Bankruptcy Code (“Bankruptcy Code”) and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to Berry Corp.
Preferred Stock
The Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 250,000,000 shares of preferred stock. The board of directors may determine the number of shares in each such series and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of such series. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of Berry Corp. entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
Limitation of Liability of Directors and Indemnification Matters
The Certificate of Incorporation provides that no director shall be personally liable to Berry Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Berry Corp. or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate Berry Corp.’s and its stockholders’ rights, through stockholders’ derivative suits on Berry Corp.’s behalf, to recover monetary damages against a director for certain breaches of fiduciary duty as a director.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Berry Corp. has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require Berry Corp. to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service as a director or executive officer of Berry Corp. In addition, Berry Corp. is also required to advance expenses incurred by such individuals in connection with any proceeding arising by reason of their service. The Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted under Delaware law.
Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of Berry Corp.’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.
Delays in or Prevention of a Change in Control
Provisions in Berry Corp.’s Bylaws could have an effect of delaying, deferring or preventing a change in control of Berry Corp.
Amendment of the Bylaws
The Certificate of Incorporation and the Bylaws grant to the board of directors the power to adopt, amend, restate or repeal the Bylaws, as permitted under the DGCL, provided that no bylaw adopted by the stockholders may be amended, repealed or readopted by the board of directors if such bylaw so provides. The stockholders may adopt, amend, restate or repeal the Bylaws but only by a vote of holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class in addition to any approval required by law, the Bylaws or the terms of any preferred stock.
Other Limitations on Stockholder Actions

•
Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date we first mailed our proxy materials for the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting,

•
Directors may be removed from office, either for or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors).

•	Stockholders may call a special meeting only upon request of at least 25% of the voting power of the shares entitled to vote in the election of directors.
Forum Selection
The Certificate of Incorporation generally provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•	any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; or

•	any action asserting a claim against us or our directors, officers or employees that is governed by the internal affairs doctrine;
in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Certificate of Incorporation is inapplicable or unenforceable.
Corporate Opportunity
Under the Certificate of Incorporation, to the extent permitted by law:

•	our stockholders are permitted to make investments in competing businesses;

•
if any individual who is a director of Berry Corp. and is otherwise an employee, officer or a director of a stockholder (each such person, a “Dual Role Person”) becomes aware of a potential business opportunity, transaction or other matter, they will have no duty to communicate or offer that opportunity to us; and

•	we have renounced our interest in, or in being offered an opportunity to participate in, such corporate opportunities presented to a Dual Role Person.
Newly Created Directorships and Vacancies on the Board of Directors
Under the Bylaws, and subject to the Amended and Restated Stockholders Agreement, dated as of July 30, 2018, by and among Berry Corp. and the stockholders named therein (the “Stockholders Agreement”), any vacancies on the board of directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled (i) by the board of directors upon a vote of a majority of the remaining directors then in office, even if they constitute less than a quorum of the board of directors or by a sole remaining director or (ii) by the stockholders at a special or annual meeting or by written consent of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors, voting together as a single class.

Registration Rights
The Amended and Restated Registration Rights Agreement, dated June 28, 2018, among Berry Corp. and the holder party thereto (the “Registration Rights Agreement”) generally requires us to file a shelf registration statement with the SEC as soon as practicable. We filed such shelf registration statement, as amended, with the SEC on December 11, 2018 (File No. 333-228740).
The Registration Rights Agreement also requires us to effect demand registrations, which the specified holders may request to be underwritten, and underwritten shelf takedowns from the initial shelf registration if requested by holders of a specified percentage of Registrable Securities (as defined in the Registration Rights Agreement), subject to customary conditions and restrictions. If Registrable Securities are to be distributed in an underwritten public offering and our common stock is not then listed on a national securities exchange or quoted on a recognized trading market, we must use commercially reasonable efforts to cause the Registrable Securities to be listed on a national securities exchange as promptly as practicable.
If we propose to file a registration statement under the Securities Act or conduct a shelf takedown with respect to a public offering of any class of our equity securities, the specified holders have “piggyback” registration rights to include their Registrable Securities in the registration statement subject to customary conditions and restrictions.
At any time when we are required to file public reports with the SEC under the Securities Act or the Exchange Act, the Registration Rights Agreement requires us to use commercially reasonable efforts to timely comply with the reporting requirements. If we are not subject to these reporting requirements, we must make available information necessary for the specified holders of Registrable Securities to resell their Registrable Securities in compliance with Section 4(a)(7), Rule 144, Rule 144A and Regulation S, if available, without registration under the Securities Act and within the limitations of the applicable exemptions.
The Registration Rights Agreement will terminate when there are no longer any Registrable Securities outstanding. As of August 9, 2019, there were 46,833,346 shares of our common stock registered for resale pursuant to our obligations under the Registration Rights Agreement.
Stockholders Agreement
Under the Stockholders Agreement, we are required to take all necessary action to cause the following two individuals to be nominated for election as directors of Berry Corp.:

•	the individual serving as our Chief Executive Officer; and

•
one individual designated by Benefit Street Partners (for so long as Benefit Street Partners beneficially owns at least ten percent of the common stock beneficially owned by all of the parties to the Stockholders Agreement).

Benefit Street Partners has the right under the Stockholders Agreement to designate a director to fill any vacancy created by the resignation or removal of its designee. Oaktree Capital Management also previously had the right to designate one individual for nomination for election as director, but effective September 12, 2018, Oaktree Capital Management relinquished this right under the Stockholders Agreement.
Under the Stockholders Agreement, no member of the Stockholder Group (as defined therein), nor any of their affiliates, will have any liability as a result of designating or nominating an individual to serve as a director for us, solely for any act or omission by such individual in her or her capacity as a director in accordance with the terms of the Stockholders Agreement.
The Stockholders Agreement will terminate automatically on February 28, 2020. The Stockholders Agreement may be terminated earlier by written agreement between us and the members of the Stockholder Group owning at least a majority of the common stock then beneficially owned by all members of the Stockholder Group; provided, however, except that any early termination also requires the written agreement of any member of the Stockholder Group that then has a right to appoint a director under the Stockholders Agreement.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC (“AST”). AST’s address is 6201 15th Avenue, Brooklyn, New York 11219, and AST’s phone number is (718) 921-8200.
Listing
Our common stock is listed on the NASDAQ under the symbol “BRY.”

PLAN OF DISTRIBUTION
We may sell securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents, (4) in “at the market offerings” to or through a market maker or into an existing trading market, or in a rights offering or a securities exchange or otherwise or (5) through a combination of any of these methods. The prospectus supplement, if required, will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the estimated net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
If dealers are used, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.
Unless otherwise specified in the applicable prospectus supplement each series of securities will be a new issue and will have no established trading market, other than our common stock, which is listed on the NASDAQ. We may elect to list any series of securities on an exchange, but we are not obligated to do so.

LEGAL MATTERS
The validity of our securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Any underwriters or agents will be advised about other issues relating to any offering by its own counsel to be named in an applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Berry Petroleum Corporation and its subsidiary as of December 31, 2018 (Successor) and December 31, 2017 (Successor), and for the year ended December 31, 2018 (Successor), the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 (Predecessor), and the year ended December 31, 2016 (Predecessor) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the basis of presentation for Berry Petroleum Corporation’s emergence from bankruptcy in 2017.
Certain estimates of our oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by the independent engineering firm, DeGolyer and MacNaughton. All such information has been so included on the authority of such firms as experts regarding the matters contained in their reports.

Berry Petroleum Corporation
Berry Petroleum Company, LLC

$500,000,000

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities